As filed with the Securities and Exchange Commission on May 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELUS International (Cda) Inc.

(Exact name of registrant as specified in its charter)

Province of British Columbia, Canada	98-1362229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Floor 5, 510 West Georgia Street Vancouver, BC	V6B 0M3
(Address of principal executive offices)	(Zip Code)

TELUS International (Cda) Inc.

Amended and Restated 2021 Omnibus Incentive Plan

(Full title of the plan)

Corporation Service Company

19 West 44th Street, Suite 200

New York, New York 10036

(Name and address of agent for service)

1-800-927-9801

(Telephone number, including area code, of agent for service)

Copies to:

Michel E. Belec
Chief Legal Officer
TELUS International (Cda) Inc.
Floor 5, 510 West Georgia Street
Vancouver, BC V6B 0M3

Doreen E. Lilienfeld Melisa Brower	Lynne Lacoursière
Allen Overy Shearman Sterling US LLP	Osler, Hoskin & Harcourt LLP
599 Lexington Avenue	100 King Street West, Suite 6200
New York, New York 10022	Toronto, ON M5X 1B8, Canada
(212) 848-4000	(416) 362-2111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TELUS International (Cda) Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 53,029,066 of the Registrant’s subordinate voting shares, no par value (“Shares”), for issuance under the TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”). These additional Shares are additional securities of the same class as other securities for which an original registration statement (File No. 333-252685) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on February 3, 2021 (the “Prior Registration Statement”).

In accordance with the requirements of General Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference into this Registration Statement. Only those items of Form S-8 containing new information not contained in the Prior Registration Statement are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on February 13, 2025;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2024; and

(c)	The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act, on February 1, 2021, including any other amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Unless expressly incorporated into this Registration Statement, a report deemed to be furnished but not filed on Form 6-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

Under the British Columbia Business Corporations Act (the “BCBCA”), a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which they are involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law.

A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding, but only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application of an indemnifiable person or us, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

To the extent permitted by law, we have entered into an indemnification agreement with our directors for liabilities incurred while performing their duties. We also maintain Directors’ & Officers’ Liability and Fiduciary Liability insurance which protects individual directors and officers and us against claims made, provided they acted in good faith on our behalf, subject to policy restrictions.

Item 8. Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Articles of TELUS International (Cda) Inc. (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report furnished to the Commission on Form 6-K on February 5, 2021).
5.1*	Opinion of Osler, Hoskin & Harcourt LLP regarding the legality of the securities being offered hereby.
23.1*	Consent of Deloitte LLP, independent registered public accounting firm.
23.2*	Consent of Osler, Hoskin & Harcourt LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (included in this Registration Statement under “Signatures”).
99.1	TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.7 to the Registrant’s Current Report furnished to the Commission on Form 6-K on April 15, 2025).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, Canada, on May 21, 2025.

TELUS INTERNATIONAL (CDA) INC.
/s/ Jason Macdonnell
By: Jason Macdonnell
Title: Acting Chief Executive Officer, Chief Operating Officer and President, TELUS Digital Customer Experience

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jason Macdonnell and Michel Belec, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date of the Registrant’s 2025 annual meeting of shareholders.

/s/ Jason Macdonnell
Jason Macdonnell
Acting Chief Executive Officer, Chief Operating Officer and President, TELUS Digital Customer Experience

/s/ Gopi Chande
Gopi Chande
Chief Financial Officer

/s/ Janesh Patel
Janesh Patel
Vice-President, Finance

/s/ Darren Entwistle
Darren Entwistle
Chair and Director

/s/ Josh Blair
Josh Blair
Lead Director

/s/ Jeffrey Puritt
Jeffrey Puritt
Executive Vice Chair and Director

/s/ Madhuri Andrews
Madhuri Andrews
Director

/s/ Olin Anton
Olin Anton
Director

/s/ Navin Arora
Navin Arora
Director

/s/ Doug French
Doug French
Director

/s/ Sue Paish
Sue Paish
Director

/s/ Carolyn Slaski
Carolyn Slaski
Director

/s/ Sandra Stuart
Sandra Stuart
Director

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of TELUS International (Cda) Inc., has signed this Registration Statement on May 21, 2025.

TELUS International (U.S.) Corp.

/s/ Michael Ringman
By: Michael Ringman
Title: Chief Executive Officer, Chief Financial Officer, Treasurer and Director